Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION

August 2, 2011

Fortinet, Inc.
1090 Kifer Road
Sunnyvale, California 94086

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fortinet, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,000,000 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the 2011 Employee Stock Purchase Plan (the “2011 ESPP”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the 2011 ESPP.

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2011 ESPP and pursuant to the agreements that accompany the 2011 ESPP, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation